Exhibit 1.01

CONFLICT MINERALS REPORT OF HEWLETT PACKARD ENTERPRISE PURSUANT TO RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

Hewlett Packard Enterprise Company (“HPE”) presents this Conflict Minerals Report for the reporting period of January 1, 2023 to December 31, 2023 pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 and associated guidance issued by the Securities and Exchange Commission.

Unless otherwise specified or unless the context otherwise requires, we use the terms “Hewlett Packard Enterprise”, “HPE”, “the Company”, “we”, “us”, and “our” to refer to Hewlett Packard Enterprise Company and its consolidated subsidiaries. Terms or phrases that are italicized the first time they appear have the meanings given in Item 1.01 of Form SD. References to our websites and information available through these websites are not incorporated by reference into this Conflict Minerals Disclosure and Report.

HPE Company Overview

We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze, and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small- and medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard. We strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

Our Responsible Minerals Program

HPE is committed to the responsible sourcing of minerals used in its products and expects its suppliers to conduct their worldwide operations in a socially and environmentally responsible and sustainable manner, pursuant to HPE’s Supply Chain Social and Environmental Responsibility Policy1 and HPE’s General Specification for the Environment.2 Both policies contain a section on the responsible sourcing of minerals.

We firmly believe that all people are entitled to basic freedoms and standards of treatment, and we embed respect for internationally recognized human rights within our Responsible Minerals Program. We commit to align our approach with the United Nations Guiding Principles on Business and Human Rights, as described in HPE’s Global Human Rights Policy.3 Likewise, we expect our suppliers to uphold and respect human rights, guided by best practice set out in these standards.

1 HPE’s Supply Chain Social and Environmental Responsibility Policy is available at https://www.hpe.com/h20195/v2/Getdocument.aspx?docname=c04797673.
2 HPE’s General Specification for the Environment is available at https://www.hpe.com/h20195/v2/Getdocument.aspx?docname=c04862211&ENW.
3 HPE’s Global Human Rights Policy is available at https://h20195.www2.hpe.com/V2/getpdf.aspx/A00001847ENW.pdf.

As outlined in HPE’s Supply Chain Responsibility: Our Approach guide,4 HPE takes a systematic approach to sensing, understanding, and addressing risk. We re-examine and refine our program each year in light of our experience and emerging best practices.

HPE has been recognized as an industry leader for the company’s efforts to advance the use of responsibly sourced minerals. HPE has been named by the Ethisphere Institute as one of the “World’s Most Ethical Companies” for six years in a row (2019 through 2024), for “exemplifying and advancing corporate citizenship, transparency and the standards of integrity.” HPE also earned the highest ranking among 60 of the largest global information communications and technology (“ICT”) companies, on KnowTheChain’s 2022 Benchmark (published every two years), and the highest ranking among 43 of the world’s largest ICT companies in the 2022 Corporate Human Rights Benchmark (the most recent evaluation of ICT companies).

Our goal is to improve the transparency of mineral sourcing within our supply chain, while striving to ensure that the tin, tantalum, tungsten, and gold (collectively, “3TG”) used in our products have not benefited armed groups in the Democratic Republic of the Congo (“DRC”) and the DRC adjoining countries (collectively, the “Covered Countries”). Ultimately, we aim to improve conditions in and around mining communities in the Covered Countries and other Conflict-Affected and High-Risk Areas (“CAHRAs”) identified by the presence of armed conflict, widespread violence, or other human rights abuses. Because we believe it is important to avoid the economic and humanitarian impacts associated with an embargo of a particular region, we continually review and seek to responsibly source – and do not prohibit our suppliers from sourcing – from the Covered Countries and other CAHRAs.

Since 2008, HPE has been a member of the Responsible Minerals Initiative (“RMI”), an organization instrumental in developing and advancing programs and shared industry tools such as the Responsible Minerals Assurance Process (“RMAP”),5 the Conflict Minerals Reporting Template (the “CMRT”), the Extended Minerals Reporting Template (the “EMRT”), and the accompanying Completion Guides for both reporting templates. HPE is an active member of RMI and participates in RMI workgroups in order to listen, learn, partner, and co-design shared solutions to address challenges and emerging issues in the area of responsible minerals sourcing. Consistent with past years, HPE participates in RMI’s workgroups including the Smelter Engagement Team, Multi-Stakeholder group, Emerging Minerals Team, and Emerging Trends and Technology Team. In 2023, we interacted with RMI, representatives from fellow RMI member organizations, and other business, government, non-profit, and supply chain stakeholders on the topic of responsible minerals sourcing in various forums. At these forums and at other times, we engaged in a series of one-on-one conversations with direct suppliers of materials, parts, components, or products containing necessary conflict minerals (“3TG Direct Suppliers”) and indirect smelters and refiners (“SORs”) to help drive improvement throughout the supply chain. We also met with representatives from peer companies, civil society stakeholders, and RMI to discuss opportunities to continually improve the industry’s approach to responsible minerals sourcing. We provided feedback to RMI and other OECD-aligned, independent assessment programs (such as London Bullion Market Association’s (“LBMA”) Responsib
4 HPE’s Supply Chain Responsibility – Our Approach is available at https://www.hpe.com/psnow/doc/a00001852enw.
5 RMAP is an RMI program that uses an independent third-party audit of smelter and refiner (“SOR”) management systems and sourcing practices to validate conformance with RMAP protocols and current global standards. The audit employs a risk-based approach to validate SORs’ company level management processes for responsible mineral procurement. RMAP has a cross-recognition policy with other OECD- aligned independent assessment programs in order to reduce audit duplication and support the implementation of the OECD Due Diligence Guidance. Currently these include the Responsible Jewellery Coalition’s (“RJC”) Chain-of-Custody and Code of Practices Program, and the London Bullion Market Association’s (“LBMA”) Responsible Gold Programme.

le Gold Programme) on opportunities to strengthen the audit protocol and ways to strengthen industry tools. We continue to encourage the overall strengthening of audit program requirements such as enhanced integration of human rights and environmental concerns and increased transparency throughout the supply chain.

Our approach to responsible minerals sourcing prioritizes engagement and outreach with 3TG and cobalt facilities to encourage their involvement in either RMAP or another OECD-aligned, independent assessment program.6 In line with our previous years’ efforts, we also made a financial contribution to RMI funds that enable SORs to undertake audits and conduct risk-based enhanced due diligence. We contributed to the Upstream Due Diligence Fund, which we previously helped launch, to support SORs in conducting mine-level assessments in CAHRAs. We also contributed to the Audit Fund for Participating Smelters, to support SORs with the costs of RMAP audits. In our communications with SORs, we encouraged their use of these funds to undertake appropriate supply chain due diligence in accordance with international standards (as described below).

Investing in the social development of mining communities is an important aspect of responsible sourcing. Since 2018, HPE has contributed to KEMET Corporation’s Friends of Kisengo organization, a nonprofit dedicated to effectively and sustainably improving the lives of people in the DRC through an integrated rural development program focused on infrastructure, health, education, and environmental development. HPE has continued to support the mission of Friends of Kisengo by making financial contributions to support the cost of childhood education for approximately 1,500 children in the tantalum mining community. In 2023, we funded over two months of school expenses in Kisengo and also purchased two sets of new school uniforms, which were designed locally by a newly founded woman-owned sewing business. Additionally in 2023, HPE maintained its membership in the Public-Private Alliance for Responsible Minerals Trade, which supports collaborative 3TG initiatives in the DRC region with peer companies and the U.S. government, and also continued to financially support the RMI-Pact Partnership for supporting Alternative Livelihoods through a vocational training program located in cobalt mining communities in the DRC.

HPE’s Responsible Minerals program continues to evolve in scope to identify and address risk across our supply chain, including expanding our minerals due diligence beyond 3TG and beyond the Covered Countries. In 2022, HPE incorporated cobalt into annual supplier surveys (using the EMRT). In 2023, HPE expanded its internal risk assessment criteria to extend to geographies outside of the formal CAHRAs list, with an approach designed to support our suppliers to conduct enhanced human rights due diligence at the smelter level, regardless of the country. In line with OECD guidance, HPE works with suppliers to identify smelter risk and develop action plans for due diligence, monitoring, and removal.

HPE Products and Supply Chain

Conflict minerals in the form of 3TG were necessary to the functionality or production of our 2023 products (i.e., were “necessary conflict minerals”). The products containing necessary conflict minerals that HPE manufactured or contracted to manufacture during 2023 are: 1) server, storage, and networking products; and 2) certain accessories.

6 3TG facilities and cobalt facilities are those entities reported by our 3TG Direct Suppliers that are also identified by RMI to be smelters, refiners, recyclers, or scrap processors of conflict minerals.

HPE does not directly purchase 3TG from raw material providers such as smelting or refining facilities nor raw materials from mine sites. Due to our position as a “downstream”7 company several tiers removed from raw materials providers, we set robust standards for our suppliers and engage with a variety of industry members, including RMI, to influence responsible sourcing.

Design of our Due Diligence Measures

We designed our due diligence measures to conform with applicable portions of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition, OECD 2016) and the related Supplements (collectively, the “OECD Guidance”), which is a nationally or internationally recognized due diligence framework. The design of our due diligence measures reflects our individual facts and circumstances, our downstream position in the minerals supply chain, and the OECD recommendations for downstream actors with no direct relationships to SORs. This design also includes the use of OECD-aligned independent assessment programs to provide information about SORs.

HPE’s design of Due Diligence Measures incorporates the following steps:

1.Establishment of strong internal company management systems, including a Responsible Minerals Policy;8 a Responsible Minerals Program team with senior management support that reports to the Audit Committee of the Board of Directors; a Supply Chain Transparency System;9 engagement with 3TG Direct Suppliers10 to communicate and reinforce our expectations with respect to necessary conflict minerals; a requirement that 3TG Direct Suppliers immediately begin transitioning all 3TG supply chains to 3TG facilities listed as participating in or successfully completing RMAP or another OECD-aligned independent assessment program or encouraging their known 3TG facilities to participate in such a program; integration of supplier responsible minerals performance, including response timeliness and quality, into sourcing decisions through the use of supplier Social and Environmental Responsibility Scorecards and feedback during business unit reviews with key suppliers; use of internal performance metrics such as the number of supplier responses received and our progress toward internal goals; and a corporate grievance mechanism that is available internally and externally to report concerns, including those related to the responsible sourcing of minerals. We encourage anyone with a concern to raise it, and provide multiple channels to raise concerns.11 Reports are confidential and can be made anonymously where local law allows. We take each and every report seriously, review every concern raised, respond promptly, and investigate alleged violations as appropriate. We also encourage the use of the global, cross-industry Minerals Grievance Platform, a platform developed in collaboration by RMI, the LBMA, and the Responsible Jewellery Coalition (“RJC”) to screen and address grievances linked
7 The OECD Guidance distinguishes between “upstream” and “downstream” actors. Upstream refers to the minerals supply chain from the mine to the smelter or refiner, and upstream companies include miners, local traders or exporters, international concentrate traders, and mineral re-processors. Downstream refers to the minerals supply chain from smelters and refiners to retailers and includes companies like HPE; it also includes metal traders, component manufacturers, product manufacturers, original equipment manufacturers and retailers.
8 HPE’s Supply Chain Social and Environmental Responsibility Policy and HPE’s General Specification for the Environment Standards both contain sections on responsible minerals, and collectively serve as HPE’s Responsible Minerals Policy. HPE’s Supplier Code of Conduct also includes a section on responsible sourcing, alongside the topics of labor, health and safety, environment, ethics, and management systems.
9 The OECD Guidance sets forth specific recommendations for all downstream companies to establish a system of controls and transparency over the mineral supply chain: “Introduce a supply chain transparency system that allows the identification of the smelters/refiners in the company’s mineral supply chain through which the following information on the supply chain of minerals from “red flag locations of mineral origin and transit” should be obtained: the identification of all countries of origin, transport and transit for the minerals in the supply chains of each smelter/refiner.”
10 3TG Direct Suppliers are direct suppliers of materials, parts, components, or products containing necessary conflict minerals.
11 HPE’s Report Ethics Concerns website is available at https://www.hpe.com/us/en/about/governance/report-ethics-concerns.html.

to SORs present in minerals supply chains.12 Any member of the public or representative from an organization can submit an attributed or anonymous grievance, which is reviewed by C4ADS, an independent third-party non-profit organization. C4ADS compiles the grievances (including those from public sources, such as news articles, reports, and blogs), prepares investigative dossiers on the grievances, supports analysis of such grievances, tracks the mitigation progress, and shares a summary of the outcome with relevant platform participants. HPE has participated in the platform by submitting grievances based on potential concerns raised through various channels, analyzing and tracking grievances, and suggesting opportunities for the platform’s continual improvement. HPE assesses its suppliers on their responsible minerals company management systems by commissioning third-party audits of certain 3TG Direct Suppliers to assess conformance with HPE’s Supplier Code of Conduct, which includes an assessment on the responsible sourcing of minerals, alongside the topics of labor, health and safety, environment, ethics, and management systems. Beginning in 2021, HPE uses a specialized third-party platform to support supplier data management and verification. We also routinely update HPE’s Supply Chain Social and Environmental Responsibility Policy, HPE’s Global Human Rights Policy, HPE’s General Specification for the Environment Standards, and HPE’s Supplier Code of Conduct to align with our expectations and the OECD Guidance.13

2.Identification and assessment of risks in the supply chain, including through the Supply Chain Transparency System, the mechanism by which risks are identified and assessed in the supply chain. The system is designed to support the Responsible Minerals Program team in systematically surveying, collecting, and analyzing information relating to 3TG facilities.

3.Design and implementation of a strategy to respond to such risks as they are identified, including assessment of information on facilities’ due diligence practices, formulation of a risk management plan, and reporting to senior management. If suppliers fail to meet HPE standards, we engage with suppliers to support their improvement, in accordance with the framework of progressive improvement under the OECD Guidance. We also directly contact 3TG facilities to request their participation in RMAP or another OECD-aligned, independent assessment program and recommend they leverage technical assistance and financial support resources through RMI, including the financial support funds to which HPE contributes.

4.Support of industry organizations to carry out independent third-party audits of facilities’ due diligence practices, including through our membership and active participation in RMI (member ID HPE), the industry initiative that conducts audits and assessments of facilities’ due diligence activities. We rely on the RMI program and OECD-aligned independent assessment programs cross-recognized by RMI to determine if 3TG facilities reported by our suppliers are conformant with audit standards. To further the mission of RMI and support the cost-sharing of due diligence throughout the supply chain, HPE contributes to RMI’s Audit Fund for Participating Smelters and the Upstream Due Diligence Fund, which supports SORs with the costs of RMAP audits and the costs associated with enhanced, upstream due diligence. We also provide feedback to industry audit programs related to increased transparency and continual improvement.

5.Annual reporting through this Conflict Minerals Report and in our Living Progress Report.14

Description of Our Due Diligence Measures Performed

12 At the time of publication, RMI has integrated the Minerals Grievance Platform into the RBA’s grievance mechanism, “RBA Voices”.
13 HPE’s Supplier Code of Conduct is available at https://psnow.ext.hpe.com/doc/c04797632.
14 HPE’s Living Progress Report is available at https://www.hpe.com/us/en/living-progress.html.

In 2023, we undertook the following due diligence measures with respect to the source and chain of custody of necessary conflict minerals contained in our products:

•compared reported 3TG facilities to the facilities that are listed by RMI as either RMAP conformant or active;15
•reached out (either directly or through a third party) to 3TG facilities with unknown sourcing to provide responsible minerals sourcing education, collect information (such as country of origin of necessary conflict minerals related to the supply chain for HPE’s products), or encourage participation in RMAP;
•if any 3TG Direct Supplier reported to us a facility for which we had information that identified a relevant concern, then we asked the supplier to investigate whether or not that facility contributed 3TG to our products, and, if so, to take steps to remove the facility from our supply chain;
•supported RMAP through our membership and participation in RMI;
•encouraged 3TG facilities to join RMAP and leverage available financial and technical assistance resources, as applicable;
•asked HPE’s 3TG Direct Suppliers to encourage the facilities in their supply chain to join RMAP;
•participated in the Minerals Grievance Platform (see detailed description above), which enables stakeholders to share information and resources to address grievances relating to SORs present in minerals supply chains, and regularly provided feedback to the platform developers on suggested platform improvements to drive efficiencies and transparency; and
•proactively considered information outside of the audit program from credible external sources such as government agency and NGO reports.

We reviewed the results of our due diligence with senior management, including the Senior Vice President & Chief Ethics and Compliance Officer.

Results

Below we set forth the results of our due diligence as well as our progress toward DRC conflict free products. We provide both a snapshot of our total progress as well as our progress with respect to each 3TG metal. Our suppliers reported 298 total 3TG facilities in 2023, 99% of which (as of the 2024 Cut-Off Date16) are conformant with or active with an OECD-aligned independent assessment program, are believed to source from outside the Covered Countries, or are exclusively providing conflict minerals from recycled or scrap sources. Additional information on the status of individual 3TG facilities is provided in Attachment B.

15 RMI lists as “active” those smelters or refiners that are engaged in RMAP and progressing toward an audit but not yet conformant.
16 The “2024 Cut-Off Date” is the date by which HPE stops accepting new conflict minerals data from its 3TG Direct Suppliers for purposes of identifying the RMAP status of smelters or refiners that have been identified in our supply chain. If HPE receives additional information from a 3TG Direct Supplier clarifying that 3TG from a SOR is not included in the 2023 products prior to or following the Cut-Off Date, HPE does not include that SOR in its list of 3TG facilities (Attachment B).

Due Diligence Results for 3TG Facilities

Our approach prioritizes engagement and outreach with 3TG facilities, and when we learn of 3TG facilities that are not yet participating in an OECD-aligned independent assessment program, we seek out and consider other credible sources of information on these facilities. Due to our position as a downstream company several tiers removed from smelters or refiners, our direct suppliers often cannot provide information on 3TG sourcing that is specific to HPE products; therefore, our ability to trace 3TG in our products to the smelter or mine level has limits; conversely, as further explained in Attachment B, the reported presence of a 3TG facility in our suppliers’ supply chain does not necessarily mean that 3TG from that facility was used in HPE products. Our results, accordingly, may fluctuate depending on the resources and abilities of our suppliers (and their suppliers), the economic leverage we can exercise in a particular scenario, and the quality of information available to us, among other factors. In 2023, we continued to focus on obtaining data relevant to the manufacturing of HPE products, and on requesting HPE-specific submissions from our 3TG Direct Suppliers.

We measure our results in part based on the number of all 3TG facilities reported to us by our supply chain that are listed as participating in, or that have successfully completed an OECD-aligned independent assessment program. Because participation in an audit program, such as RMAP, provides us (a downstream company) with a level of assurance of an upstream facility’s sourcing practices, we track and report on this participation. Where additional information is available to us as a result of our due diligence or RCOI efforts, we also consider whether any of the 3TG facilities not yet participating in an audit program may nonetheless be providing minerals that are DRC conflict free because they are sourced from outside the Covered Countries or are exclusively derived from recycled or scrap sources. Because many of our 3TG Direct Suppliers continued to submit company level reporting templates, we are unable to confirm whether all reported 3TG facilities are active in our supply chain; we continue to engage with our suppliers to improve due diligence efforts and transparency.

In reviewing the 3TG facilities reported to us, we also consider potential conflict-related and other OECD Annex II risks that may extend beyond the Covered Countries.17 HPE is aware of credible reports of other OECD Annex II risks beyond the Covered Countries involving certain additional SORs. We are actively engaging our 3TG Direct Suppliers reporting these SORs on removal of the SORs, or requiring them to confirm through HPE-specific submissions that 3TG from such SORs was not used in any products, parts, or components supplied to HPE.

Attachment A to this Conflict Minerals Report includes (to the extent information was available) the countries from which the supplier-reported SORs may (but were not confirmed to) have sourced necessary conflict minerals.

Attachment B to this Conflict Minerals Report sets forth the name and status of the supplier-reported 3TG facilities.

Progress toward DRC Conflict Free by Metal

17 OECD Annex II risks refer to serious abuses associated with the extraction, transport, or trade of minerals, outlined in the OECD Due Diligence Guidance for Responsible Mineral Supply Chains. Risks can be broken down into three overarching criteria: Human Rights, Conflict, and Good Governance.

We also measure our progress toward DRC conflict free products by mineral. Chart 1 further expands on our results by providing for each mineral the number and percentage (as of the 2024 Cut-Off Date) of all supplier-reported 3TG facilities that were either RMAP conformant or active (or cross-recognized by RMI), and/or that we reasonably believe exclusively source conflict minerals from recycled or scrap sources or from outside of the Covered Countries.

Chart 1 Progress toward DRC Conflict Free by Metal

	Supplier- Reported 3TG Facilities	Progress toward DRC Conflict Free	Percentage
Tantalum Facilities	34	34	100%
Tin Facilities	83	83	100%
Tungsten Facilities	37	37	100%
Gold Facilities	144	142[18]	99%
Total	298	296	>99%

Participation in RMAP

RMAP is an OECD-aligned, independent assessment program that uses an independent third-party audit of SOR management systems and sourcing practices to validate conformance with RMAP protocols and current global standards. The audit employs a risk-based approach to validate SORs’ company level management processes for responsible mineral procurement. The RMAP standards are developed to meet the requirements of the OECD Due Diligence Guidance, EU Regulation 2017/8219 and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act. Facilities that are either RMAP conformant or active are considered participating in RMAP. The RMAP status of individual 3TG facilities is set forth in Attachment B.

Efforts to Determine the Mine or Location of Origin with Greatest Possible Specificity

As a downstream actor, we rely upon independent assessment programs to collect and review the majority of the upstream information, such as the mine or location of origin of necessary conflict minerals. Consistent with the key role set forth by the OECD Guidance for a downstream actor like us, our efforts to facilitate upstream mine or location of origin determinations were focused on support of OECD-aligned independent assessment programs such as RMAP.

To determine the mine or location of origin of necessary conflict minerals, or to facilitate such determinations by audit programs, we:

•surveyed 3TG Direct Suppliers during the reporting period of this Conflict Minerals Report using the CMRT (which included questions about the mine or location of origin)
18 In late 2023, one previously RMAP Conformant 3TG facility was removed from RMAP lists due to their decision to opt out of RMAP re-assessment. Additionally, one previously Active facility was removed from RMAP lists in early 2024, after maintaining Active status for the 2023 reporting year. Additional information from our due diligence indicates that the facilities still source from the Covered Countries. Thus, we have not included them in the progress toward DRC conflict free category.
19 Regulation (EU) 2017/821 of the European Parliament and of the Council of 17 May 2017 sets forth supply chain due diligence obligations for EU importers of tin, tantalum and tungsten, their ores, and gold originating from conflict-affected and high-risk areas.

and required those suppliers to make similar efforts to survey their supply chains using the CMRT;
•reviewed information obtained through those surveys on 3TG facilities, and any mine or location of origin information if it was provided; and
•assessed any information on countries of origin available through our membership in RMI for 3TG facilities (as part of the RMAP audit protocol, the independent auditor makes an examination of the countries of origin and the location of the mine, even if the specific mine or location of origin for these minerals within a given country is not provided to RMI members).

Steps to Further Mitigate Risk and Improve Due Diligence in 2024

In our journey to responsibly source minerals used in our products, we plan to continue the activities described in the “Design of Our Due Diligence Measures” section of this Conflict Minerals Report. Additionally, we will continue to explore opportunities to improve our approach and execution in order to better mitigate any risk that necessary conflict minerals in our products finance or benefit an armed group or further negatively impact communities or the environment. To this end, we will:

•engage with 3TG Direct Suppliers to update information provided to us and engage potentially new in-scope suppliers to understand our responsible sourcing expectations, including our Responsible Minerals Policy;
•encourage 3TG Direct Suppliers that provided company level information in 2023 to provide HPE-specific information for 2024;
•repeat our request that 3TG Direct Suppliers encourage facilities they have identified in their supply chains to join the RMAP and encourage their transition to exclusively source from conformant and active 3TG facilities, and monitor their progress toward that objective;
•support the development of RMAP, including outreach efforts to encourage participation in the program;
•strengthen internal and external partnerships to identify and mitigate minerals risks, investigate the materiality and social, environmental, and human rights impact of minerals in our products beyond 3TG, and enhance HPE’s due diligence capabilities;
•continue to monitor best practices and work with stakeholders to contribute to the development of novel and impactful solutions in Conflict- Affected and High-Risk Areas; and
•explore opportunities to further HPE’s mission to advance the way people live and work as it relates to the responsible sourcing of minerals.

Attachment A
Countries of Origin
Based on information available from RMI as of the 2024 Cut-Off Date and additional research by our external expert consultant, we believe that the countries of origin of the necessary conflict minerals from supplier-reported SORs may (but have not been confirmed to) include the following countries.

Covered Countries	Outside Covered Countries
Burundi	Argentina
Congo, Democratic Republic of the	Australia
Rwanda	Austria
Tanzania	Bolivia
Uganda	Brazil
Burkina Faso
Canada
Chile
China
Colombia
Cote d’Ivoire
Egypt
Ethiopia
French Guinea
Germany
Ghana
Guinea
Guyana
India
Indonesia
Japan
Kazakhstan
Kenya
Korea, Republic of
Kyrgyzstan
Liberia
Malaysia
Mali
Mauritania
Mexico
Morocco
Mozambique
Myanmar
Namibia
New Zealand

Nigeria
Papua New Guinea
Peru
Philippines
Poland
Portugal
Senegal
Serbia
South Africa
Spain
Sudan
Suriname
Tajikistan
Thailand
Tunisia
Turkey
United States of America
Uzbekistan
Vietnam

Attachment B
3TG Facility List
This 3TG Facility List sets forth the name, location, and status of all 298 of the 3TG facilities our suppliers reported to us. It is the result of our review of data from several sources, including information reported to us by 3TG Direct Suppliers, obtained through supplemental engagement with certain 3TG facilities, and from RMI. Inclusion on this list is not necessarily an indication that any particular facility supplies materials that are ultimately incorporated into HPE products. In many cases facility information was provided to us for the entire supply chain of 3TG Direct Suppliers, and did not identify with specificity those 3TG facilities believed to contribute necessary conflict minerals to any of our products.

Metal	Facility Name[1]	Facility Location[2]	Status[3]
Gold	8853 S.p.A.	ITALY	Non Conformant
Gold	ABC Refinery Pty Ltd.	AUSTRALIA	Not yet participating
Gold	Abingdon Reldon Metals, LLC	UNITED STATES OF AMERICA	Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Active
Gold	Agosi AG	GERMANY	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Non Conformant
Gold	Albino Mountinho Lta.	PORTUGAL	Not yet participating
Gold	Alexy Metals	UNITED STATES OF AMERICA	Non Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	Asahi Pretec Corp.	JAPAN	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	Conformant
Gold	Augmont Enterprises Private Limited	INDIA	Non Conformant
Gold	Aurubis AG	GERMANY	Conformant
Gold	Bangalore Refinery	INDIA	Active
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant
Gold	Boliden Ronnskar	SWEDEN	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Gold	Caridad	MEXICO	Not yet participating
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant
Gold	Cendres + Métaux S.A.	SWITZERLAND	Non Conformant
Gold	CGR Metalloys Pvt Ltd.	INDIA	Non Conformant
Gold	Chimet S.p.A.	ITALY	Conformant
Gold	Chugai Mining	JAPAN	Conformant
Gold	Coimpa Industrial LTDA	BRAZIL	Conformant

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Not yet participating
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	Not yet participating
Gold	Dongwu Gold Group	CHINA	Not yet participating
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	Conformant
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA	Not yet participating
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA	Not yet participating
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA	Not yet participating
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA	Not yet participating
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA	Non Conformant
Gold	Gold by Gold Colombia	COLOMBIA	Conformant
Gold	Gold Coast Refinery	GHANA	Not yet participating
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	Not yet participating
Gold	Guangdong Jinding Gold Limited	CHINA	Not yet participating
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	Not yet participating
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Not yet participating
Gold	Heimerle + Meule GmbH	GERMANY	Conformant
Gold	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	Not yet participating
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	Not yet participating
Gold	HwaSeong CJ Co., Ltd.	KOREA, REPUBLIC OF	Not yet participating
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Istanbul Gold Refinery	TURKEY	Conformant
Gold	Italpreziosi	ITALY	Conformant
Gold	JALAN & Company	INDIA	Not yet participating
Gold	Japan Mint	JAPAN	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant
Gold	K.A. Rasmussen	NORWAY	Not yet participating
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	Not yet participating
Gold	Kazzinc	KAZAKHSTAN	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	Conformant
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Kundan Care Products Ltd.	INDIA	Not yet participating
Gold	L'Orfebre S.A.	ANDORRA	Conformant
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	Not yet participating
Gold	LS MnM Inc.	KOREA, REPUBLIC OF	Conformant

Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Materion	UNITED STATES OF AMERICA	Conformant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	MD Overseas	INDIA	Not yet participating
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA	Not yet participating
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant
Gold	MKS PAMP SA	SWITZERLAND	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant
Gold	Morris and Watson	NEW ZEALAND	Not yet participating
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Conformant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	Conformant
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Pease & Curren	UNITED STATES OF AMERICA	Not yet participating
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	Not yet participating
Gold	Planta Recuperadora de Metales SpA	CHILE	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant
Gold	PX Précinox S.A.	SWITZERLAND	Conformant
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	Not yet participating
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	Not yet participating
Gold	REMONDIS PMR B.V.	NETHERLANDS	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Gold	SAAMP	FRANCE	Non Conformant
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA	Not yet participating
Gold	Safimet S.p.A	ITALY	Non Conformant
Gold	SAFINA A.S.	CZECHIA	Conformant
Gold	Sai Refinery	INDIA	Not yet participating
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Non Conformant
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	Not yet participating
Gold	SEMPSA Joyería Platería S.A.	SPAIN	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	Conformant

Gold	Shandong Humon Smelting Co., Ltd.	CHINA	Not yet participating
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	Not yet participating
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA	Not yet participating
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	Not yet participating
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Non Conformant
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	Sovereign Metals	INDIA	Not yet participating
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	Not yet participating
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Not yet participating
Gold	T.C.A S.p.A	ITALY	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	Not yet participating
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Conformant
Gold	Torecom	KOREA, REPUBLIC OF	Conformant
Gold	Umicore Precious Metals Thailand	THAILAND	Non Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Gold	WEEEREFINING	FRANCE	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Gold	WIELAND Edelmetalle GmbH	GERMANY	Conformant
Gold	Yamakin Co., Ltd.	JAPAN	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	Not yet participating
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tantalum	5D Production OU	ESTONIA	Not yet participating
Tantalum	AMG Brasil	BRAZIL	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Active
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Conformant

Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	KEMET de Mexico	MEXICO	Conformant
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Tantalum	Mineração Taboca S.A.	BRAZIL	Conformant
Tantalum	Mitsui Mining & Smelting	JAPAN	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	NPM Silmet AS	ESTONIA	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	Conformant
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant
Tantalum	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	Conformant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	Not yet participating
Tin	Aurubis Beerse	BELGIUM	Conformant
Tin	Aurubis Berango	SPAIN	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	Conformant
Tin	CRM Synergies	SPAIN	Conformant
Tin	CV Ayi Jaya	INDONESIA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Conformant
Tin	Dowa	JAPAN	Conformant
Tin	DS Myanmar	MYANMAR	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	Non Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Estanho de Rondônia S.A.	BRAZIL	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	Fenix Metals	POLAND	Conformant

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	Not yet participating
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Non Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Non Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Non Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	Conformant
Tin	Ma’anshan Weitai Tin Co., Ltd	CHINA	Non Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Non Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Mineração Taboca S.A.	BRAZIL	Conformant
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	Not yet participating
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	Operaciones Metalúrgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Pongpipat Company Limited	MYANMAR	Not yet participating
Tin	Precious Minerals and Smelting Limited	INDIA	Active
Tin	PT Aries Kencana Sejahtera	INDONESIA	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Babel Surya Alam Lestari	INDONESIA	Conformant
Tin	PT Bangka Prima Tin	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bangka Tin Industry	INDONESIA	Active
Tin	PT Belitung Industri Sejahtera	INDONESIA	Active
Tin	PT Bukit Timah	INDONESIA	Conformant
Tin	PT Cipta Persada Mulia	INDONESIA	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Mitra Sukses Globalindo	INDONESIA	Conformant
Tin	PT Panca Mega Persada	INDONESIA	Not yet participating
Tin	PT Premium Tin Indonesia	INDONESIA	Conformant
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA	Conformant
Tin	PT Rajawali Rimba Perkasa	INDONESIA	Conformant

Tin	PT Rajehan Ariq	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	Conformant
Tin	PT Timah Nusantara	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	PT Tirus Putra Mandiri	INDONESIA	Not yet participating
Tin	PT Tommy Utama	INDONESIA	Conformant
Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Super Ligas	BRAZIL	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	Not yet participating
Tin	VQB Mineral and Trading Group JSC	VIET NAM	Not yet participating
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	A.L.M.T. Corp.	JAPAN	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Conformant
Tungsten	China Molybdenum Co., Ltd.	CHINA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Not yet participating
Tungsten	Cronimet Brasil Ltda	BRAZIL	Conformant
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF	Not yet participating
Tungsten	Fujian Xinlu Tungsten	CHINA	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF	Not yet participating
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA	Non Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	Not yet participating
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Masan High-Tech Materials	VIET NAM	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM	Conformant
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	YUDU ANSHENG TUNGSTEN CO, LTD	CHINA	Not yet participating

1.Entities that have been reported to us by our 3TG Direct Suppliers as part of their supply chain for conflict minerals and that are recognized by RMI (as of the 2024 Cut-Off Date) to be smelters, refiners, recyclers or scrap processors of conflict minerals (i.e., the “3TG facilities”). The facility names are listed as they appear on the RMI Facility Database. A company appears more than once if it was reported to us for more than one facility (i.e., smelter, refiner, recycler, or scrap processor) that is processing different types of minerals or metals.

2.The facility locations are listed as they appear for each of the 3TG facilities on the RMI Facility Database.

3.Conformant refers to 3TG facilities that are listed by RMI (as of the 2024 Cut-Off Date) as (a) conformant with RMAP protocols or (b) certified or accredited by a similar independent assessment program such as the RJC Chain-of-Custody and Code of Practices Program, or the LBMA Responsible Gold Programme. Active refers to smelter or refiner facilities that are engaged in RMAP but not yet conformant (as of the 2024 Cut-Off Date). Non-conformant refers to facilities that are non-conformant to the RMAP standard (as of the 2024 Cut-Off Date). Not yet participating refers to 3TG facilities that are not engaged with an audit program.